PIPE GAS FRANCHISE AGREEMENT

FOR

ZAOQIANG COUNTRY

Construction Bureau of Zaoqiang Country

Beijing Zhong Ran Wei Ye Gas Co., Ltd.

June 20, 2006

TABLE OF CONTENTS

Chapter 1	General

Chapter 2	Definitions

Chapter 3	Grant and Cancellation of Franchise

Chapter 4	Termination of Franchise Agreement

Chapter 5	Construction, Maintenance and Upgrade of Gas Facilities

Chapter 6	Security of Gas Supply

Chapter 7	Quality and Service Standards

Chapter 8	Fees

Chapter 9	Rights and Obligations

Chapter 10	Breach of Agreement

Chapter 11	Force Majeure

Chapter 12	Settlement of Disputes

Chapter 13	Miscellaneous Provisions

Chapter 14	Applicable Law

Chapter 1 General

1.1
In order to regulate pipe gas franchise operation in Zaoqiang Country, to strengthen market supervision, to safeguard public interests and public security, both parties agree to enter into this Agreement in Zaoqiang Country, Hengshui City, Hebei Province on this day of June 20, 2006 through legal procedure, pursuant to Administrative Measures on the Franchise Operation of Municipal Public Utilities by the Ministry of Construction and administrative regulations for municipal public utilities in Zaoqiang Country.

1.2
This Agreement is signed by and between the Construction Bureau of Zaoqiang Municipal Government, Jilin, China (hereinafter referred to as Party A), entrusted by Zaoqiang Country Municipal Government, Jilin, China (entrustment shall take two forms: 1. regulative document issued by Zaoqiang Country Municipal Government, and 2. authorization letter signed by Zaoqiang Country Municipal Government on matters in this agreement) and Beijing Zhong Ran Wei Ye Gas Co., Ltd. (hereinafter referred to as Party B)

Party A: Construction Bureau of Zaoqiang Country
Legal address: No. 169, Jianshebei Street
Legal representative: Xu yuliang (Director)

Party B: Beijing Zhong Ran Wei Ye Gas Co., Ltd.
Legal address: Caizhiguoji Building No. 18 Zhongguancundong Street, Haidian District
Registration No.: 019475
Legal representative: Liu Yuchuan (Board Chairman)

1.3	The principles of franchising:

Both parties agree to comply with the following principles:

(1)	openness, equality, justice and priority of public interests.

(2)	compliance with Chinese laws.

(3)	in accordance with urban planning and gas planning.

(4)	providing users with high quality services, and reasonable price of gas supplies.

(5)	ensuring safe and stable supply of pipe gas; improving management performance and technical level.

(6)	effective use of clean energy; promoting sustainable development of gas industry.

Chapter 2 Definitions

For the purposes of this Agreement, the following terms and phrases shall have the meaning and interpretation given herein.

2.1 “China” means the People’s Republic of China, not excluding Hongkong SAR, Macao SAR and Taiwan Region for the purpose of this Agreement only

2.2 “Laws” means any applicable Chinese laws, administrative regulations, regional regulations, autonomous regulations and separate regulations, rules, judicial interpretation and other legally biding regulative documents.

2.3 “Gas” means LPG, natural gas, artificial coal gas and other gas fuels for civil, commercial and industrial use.

2.4 “Pipe Gas” means gas provided to users through pipelines.

2.5 “Pipe Gas Operation” means operation of pipe gas supply and related services.

2.6 “Pipeline Network” means principal pipelines, branch pipelines and community pipelines that are used to transit gas, regulator stations/boxes at the joint of pipelines and auxiliary facilities.

2.7 “Municipal Pipe Gas Facilities” means all the gas pipeline facilities outside the red line of municipal planning.

2.8 “Community Pipe Gas Facilities” means all the gas pipeline facilities within the red line of municipal planning.

2.9 “User-Affected-Projects” means occurrence of any of the following situations (1) the suspense of gas supply or substantial decrease of gas pressure affecting over 200 households, lasting more than 48 hours; (2) affecting traffic of vehicles and pedestrians on major and minor trunk roads for over 48 hours; (3) affecting the use of other public facilities.

2.10 “Gas Emergencies” means all incidents related to pipe gas that requires urgent and irregular response, such as gas explosion, combustion and leak.

2.11 “Franchise” means Party B’s exclusive right authorized by Party A of constructing, operating and maintaining the pipe gas facilities, supplying customers with gas through pipeline, providing charged fix service on pipe gas facilities in the authorized area during its operation.

2.12 “Force Majeure” means events and situation which are unforeseeable, unavoidable or insurmountable. With this precondition, Force Majeure shall include but not be limited to:

(1) lightening, earthquake, volcano eruption, land slide, flood, storm, tsunami, typhoon, tornado or draught;

(2) epidemic disease and plague;

(3) war, invasion, armed conflict or act of foreign enemy, use of military power, riot or terrorism;

(4) strike across an industry, a city, a region or a country;

(5) decrease of gas-supply quality or deduction of gas-supply amount which is not caused by Party B.

2.13 “Day, Month, Quarter, Year” means calendar day, month, quarter and year.

Chapter 3 Grant and Cancellation of Franchise

3.1 Grant of Franchise

(1) This Agreement is hereby signed between Party A and Party B;

(2) Party A shall issue Franchise Authorization Letter to Party B within 20 days after the sign of this Agreement and announce the authorization to the public.

3.2 Performance Guarantee

Party B shall provide a Performance Guarantee issued by a financial agency in good credit standing within 30 days following the signing, so as to ensure the implementing the obligations under this Agreement.

The amount of guarantee shall be RMB 10 million.

3.3 Franchise Term

The franchise granted under this Agreement shall be for a term of 30 years, starting on July 1, 2006 and ending on June 30, 2036.

3.4 Franchise Location

The franchise granted under this Agreement shall be within the Zaoqiang Municipal Administrative Region.

3.5 Scope of Franchise

The scope of franchise granted under this Agreement include: constructing, managing and operating natural gas projects, LPG projects and auxiliary facilities; providing related rescue and rush-repair services; constructing and operating gas stations; sales of gas; gas supply and sales services for industrial, commercial, public construction, residential and transportation uses.

3.6 Transfer and Pledge of Franchise

Any franchise and other related rights granted under this Agreement cannot in any event be sold, transferred, leased, assigned or disposed of to a third party unless otherwise agreed between Party A and Party B, during the franchise term.

3.7 Cancellation of Franchise

Party A has the right to terminate the Franchise Agreement granted to Party B and take over it upon occurrence of any of the following situations:

(1) Disposition of the franchise by transfer, lease, lien and etc.;

(2) Pledging the Company assets without authorization;

(3) Mismanagement that causes serious quality and safety accidents and seriously affects the public interest;

(4) Unauthorized and arbitrary termination and suspension of operation that affects the public interest and safety; and

(5) Other situations as specified under the applicable laws, regulations and rules.

Chapter 4 Termination of Franchise Agreement

4.1 Expiration of the Franchise Agreement

The Franchise Agreement shall terminate automatically upon the expiration date of the franchise term.

4.2 Termination of the Agreement

(1) In the case of Force Majeure or as deemed necessary by one party, both Parties shall negotiate to terminate this Franchise Agreement prior to the expiration date, and sign a Termination Agreement. Without agreement through consultation, no party shall terminate this Franchise Agreement unilaterally prior to the expiration date.

(2) Both parties shall terminate this Franchise Agreement upon the cancellation of franchise.

4.3 Termination Date of the Franchise Agreement

(1) the expiration date of the Franchise Agreement

(2) the effective date of the termination

(3) the cancellation date of Franchise

4.4 Termination Agreement

(1) If the Franchise Agreement shall be terminated due to the expiration, both parties shall sign a Termination Agreement through negotiation completed 180 days prior to the expiration date.

(2) If the Franchise Agreement shall be terminated due to the cancellation of Franchise, both parties shall sign a Termination Agreement 180 days prior to the termination date.

4.5 Guidelines on the ownership and disposition of assets

(1) The ownership of assets belongs to the investor.

(2) Assets disposition shall be based on the evaluation of Party B’s assets made by the intermediary agency approved by both parties.

(3) When Party B’s franchise expires, its assets must be transferred, and the compensation for the transferred assets must be provided based on the evaluation.

Chapter 5 Construction, Maintenance and Upgrade of Pipe Gas Facilities

5.1 Construction of Pipe Gas Facilities

In the region designated by this Agreement, Party B shall be responsible for the investment and construction of municipal pipe gas facilities, according to the requirements of urban planning.

5.2 Land Use

In the franchise term, the land on which Party B invests to build pipe gas facilities shall be regarded as land for public utilities use. Party B shall pay taxes and fees for urban infrastructure land use. Party B shall not change the purpose of land or transfer or pledge the land-use right without approval.

5.3 Operation, Maintenance and Upgrade of Pipe Gas Facilities

In the franchise term, Party B shall be responsible for the operation, maintenance and upgrade of pipe gas facilities, based on national and regional standards as well as relevant regulations.

5.4 Expropriation and Compensation

If Party A needs to expropriate legally the pipe gas facilities due to public interests, Party B shall cooperate with Party A, and Party A shall give Party B reasonable compensation.

Chapter 6 Security of Gas Supply

6.1 Security Requirements

Party A and Party B shall both strictly abide by national and regional safety laws, regulations, rules and policy documents. Party B promises to meet national, industrial and regional standards on gas supply, operation, quality, security and service. Party B shall be responsible for pipe gas supply security, public security and safe use publicity in the franchise region based on laws.

6.2 Gas Security System

Party B shall build and improve the responsibility system as well as the security system, so as to ensure safe and stable gas supply, operation and service and to prevent accidents.

When accidents happen and during accidents, Party B shall use all kinds of emergency measures to remedy, so as to minimize the impact of accidents on users and the public. Meanwhile, Party B must notify relevant departments according to national security administrative regulations.

Party B shall strengthen inspection and eliminate potential hazards. Party B shall promptly stop all the possible threat to gas infrastructure, and inform relevant departments, persuade and inform in writing the organizations and individuals violating the security regulations to make correction. As for those who do not follow the instruction, Party B shall notify Party A or administrative and law enforcement agencies in writing. Party A, on receiving reports from Party B, shall promptly coordinate with law enforcement agencies to investigate and to punish.

6.3 Security Prevention

Party B shall strictly follow the guidelines in pipe gas operation, maintenance and repair, and carry out regular inspections of the operation and performance of pipe gas facilities. In necessary cases, Party B shall carry out evaluation on the quality of underground pipeline network, and report to Party A regularly on the operation of the facilities if necessary ( in case of natural disasters and serious accidents).

The obligations of each party shall be clarified in Gas Supply Contracts signed between Party B and the users.

6.4 Compulsory Insurance

Party B shall implement the compulsory insurance for the security of pipe gas facility security, and user security.

6.5 Emergency Repair

Party B shall make a plan for emergency repair, rescue and disaster relief, and build a guarantee system effective in organizing, directing, supplying equipment and materials, so that when gas emergencies happen, the guarantee system can be launched smoothly. Party B shall have a pipe gas facilities emergency repair team, providing around-the-clock emergency hotline.

6.6 Safe Use of Pipe Gas

Party B shall examine the pipes of customers and propagandize the knowledge of safe use, answer users’ inquiries, and raise people’s awareness in protecting pipe gas facilities.

6.7 Reports on User-Affected-Projects

If Party B’s maintenance and transformation of pipe gas facilities may affect users, Party B shall inform users 24 hours before projects begin, and notify users and the public through media in advance the general information of projects, such as construction term, level of impact and affected region.

6.8 Emergencies Notice

If the gas emergencies being handled by Party B affect or may affect a large group of users, Party B shall simultaneously inform Party A of the emergencies, and notify users who are affected or may be affected through proper means.

Chapter 7 Quality and Service Standards

7.1 Quality

Party B shall set up a quality guarantee system, to ensure pipe gas quality, pipeline transportation pressure, pipeline pressure to gas cookers, combustion heat value, Wobbe-index, gas odorization etc. can meet the quality requirements hereafter set forth in Appendix 4.

7.2 Service Standards

Party B shall, according to users’ practical needs, provide users with such comprehensive services as business hotline, a chain of service stations, business reception, regular meter reading, facilities installation and inspection, which shall meet the standards hereafter set forth in Appendix 5.

Chapter 8 Fees

8.1 Approved Price

Both parties agree through consultation as follows:

(1)
The initial residential installation fee shall be RMB 2000/unit for a household and adjusted according to the market. (The initial residential installation fee shall be approved by the local department in charge of pricing.)

(2)	gas price shall be RMB 2.8 per cubic meter. (The gas price shall not be higher than the surrounding areas)

(3)
The initial commercial installation fee shall be RMB 500/cubic meter for a day and the initial industrial installation fee shall be RMB 300-500/cubic meter for a day. (The initial installation fee for industrial and commercial customers shall not be higher than residential customers. The large enterprise whose daily gas consumption is more than 20 thousand cubic meters shall be charged at a favourable price.)

The above initial residential installation fee and the gas price charged by Party B shall be approved by the local department in charge of pricing.

The charging standard of other paid services provided by Party B shall be approved by the local department in charge of pricing separately.

8.2 Payment of Gas Price

Gas Price shall be price per cubic meter times gas consumption, or shall be calculated by heat unit price. The payment of gas price shall be made in ways of regular meter reading or IC card deposit, based on applicable law.

8.3 Price Adjustment Procedure

In the cases of major changes in operational cost which can not be attributed to Party B, Party B can apply for adjustment of pipe price. Party A shall provide adjustment advice to upon verification.

8.4 Cost Regulation

Party A has the rights to supervise the operational cost of pipe gas enterprises, and assess the operational performance of the enterprises.

Chapter 9 Rights and Obligations

9.1 Rights of Party A

(1) Party A supervises Party B’s franchise operations according to national laws, regulations and technological standards.

(2) Party A supervises Party B’s implementation of the Franchise Agreement. Party A can hire intermediary agencies to evaluate Party B’s assets and operations, and make suggestions to Party B based on the evaluation results.

(3) Party A has the right to review whether Party B’s Pipe Gas Five Year Plan and Annual Investment Plan is in accordance with the general urban planning.

(4) Party A takes users’ complaints about Party B, investigates the situations and settles the problems according to law.

(5) Other regulative rights granted by laws, rules and regulations.

9.2 Obligations of Party A

(1) Party A shall ensure the integrity of the franchise. During the franchise term, Party A shall not grant the franchise to a third party in the franchise region which has been granted to Party B.

(2) Party A shall maintain the order of natural gas market in the franchise region.

(3) Party shall provide necessary preferable policy and support to Party B’s franchise operation.
• to ensure that Party B shall enjoy the relevant government preferential policies relating to business investment and raising of capital, urban infrastructure construction and land grant in Zaoqiang Country. Considering that the Pipeline Project is an urban infrastructure project, any government fees to be incurred by Party B for the destruction of municipal roads for the construction of the condensed gas station and pipeline network shall be deducted or exempted.

• the application and registration procedures to establish the gas project company;

• the procedures for land use, planning, fire protection and commencement of project construction;

• making available water, electricity and transportation and handle other infrastructure related matters and assisting Party B to organize the design and construction of the project;

• application of all potentially available tax and administrative fee waivers and deductions;

• timely provision of the municipal planning and relevant materials to Party B upon its request;

• to require the inclusion of construction of pipeline gas project as part of any new real estate development project and any renovation or expansion projects related thereto in order to obtain the required government approval; The government departments that are in charge of urban construction, planning, public utilities, real estate must supervise closely to ensure that pipeline gas projects are designed, constructed and inspected simultaneously and together with the principal projects, and can only be constructed by Party B; otherwise, such projects shall not be approved for construction, inspection and no sales permit shall be issued therefor.

• gradually increasing the ratio of the natural gas in urban energy consumption; strictly controlling the amount of coal consumption and effectively controlling the air pollution; not approving the industrial project that relies on coal as its energy source if natural gas is available in the urban area.

(4) Party A shall have a plan to temporarily take over Party B’s pipe gas facilities, so as to ensure public interests.

(5) Other obligations given by laws, regulations and this Agreement.

9.3 Rights of Party B

(1) Party B has the exclusive rights to pipe gas business in the franchise region.

(2) Party B has the rights to invest and develop pipe gas in the franchise region.

(3) Party B has the rights to ensure the safe operation of gas pipeline network.

(4) Party B has the rights to refuse supplying gas to users whose pipe gas facilities can not meet national safety technical standards and have potential safety hazards, or users who severely violate gas supply contracts or use gas illegally.

(5) Other rights given by laws, regulations and this Agreement.

9.4 Obligations of Party B

(1) Party B shall make both long term and short term investment plans for pipe gas development, and make investment pursuant to general urban planning and gas planning.

(2) Party B shall provide gas and relevant services according to national, industrial, regional and corporate standards.

(3) Party B shall maintain the normal operation of gas pipe facilities and pipeline network, and ensure the continuity of gas supply. In the cases of failure or accidents, Party B shall immediately carry out emergency repair and rescue.

(4) Party B has the obligation to offer universal service and continuous operation. Party B shall not suspend gas supply, dismiss or close without permission from Party A.

(5) Party B shall accept daily supervision, regulation and temporary takeover by Party A, allow other regulative measures and supervision by the public.

(6) Party B has the obligation and must compensate Party A for the environmental pollution and any damage, fees, loss caused by the construction, operation and maintenance of municipal pipe gas facilities, excluding the damage, fees, loss due to Party A’s breach of the agreement or the environmental pollution which Party B is not responsible for as stated in this Agreement.

(7) Party B must submit to Party A upon completion all the technical data in the design, construction and operation of the municipal pipe gas facilities, including design report, calculation and design documents, operational data, so that Party A can supervise the design, construction process and operation of facilities.

(8) Party B shall ensure normal supply and continuous service during the period designated by the grantor after the cancellation and termination of franchise. Party B shall be fully responsible for the safety, service and personnel resettlement during the transitional period before transferring the necessary assets to maintain franchise operations and all the documents to the enterprise designated by the grantor.

9.5 Regular Reports

During the franchise term, Party B shall make regular reports to Party A on the following matters:

(1)
Party B shall submit to Party A a frachise report for the previous year (contents include: report on the franchise assets, development, management and service quality; implementation of operation plan; and basic situation about the enterprise) as well as a franchise financial report before March, 31 of each year.

(2)	Party B shall submit to Party A a pipe gas quality test report for the previous year before February each year.

(3)	Party B shall submit to Party A reports on pipe gas development, gas consumption, investment project plan and an annual operation plan for the present year before January each year.

9.6 Current Reports

Party B shall submit written reports to Party A for reference ten days within the following occurrences:

(1)	making long term operation plan(such as five-year or ten-year operation plan)

(2)	appointment or replacement of Party B’s Board Chairman, supervisors, general manager, vice general manager, Chief Financial Officer, general engineer and other members of the senior management team.

(3)	changes in Party B’s shareholders or shareholding structure.

(4)	decisions made by Party B’s Board of Directors and Board of Supervisors relating to franchise operations.

(5)	Contract, Agreement and Letter of Intent signed by Party B that may have a major impact on franchise operations.

(6)	major occurrences that affect gas price, safety, technology, quality and service.

(7)	other occurrences that have a major impact on the enterprise’s franchise operations.

Chapter 10 Breach of Agreement

10.1 Compensation Liability

Conduct of any Party that violates any term under this Agreement shall be deemed as breach of agreement. The Breaching Party bears compensation liability, including the damages caused by the Non-Breaching Party to a third party, due to the breaching party’s violation.

The Non-Breaching Party shall minimize the loss due to the violation of the Breaching Party.

Should part of the loss occur due to the action or inaction of the Non-Breaching Party, equivalent amount shall be deducted from indemnity paid by the Breaching Party.

10.2 Advance Notice

When Party B knows or should know that it is no longer capable to honor this Agreement, it shall inform Party A in written forms in advance, and help Party A carry out temporary takeover plan. If Party B fails to inform Party A promptly, which leads to loss or major social impact, Party B and its responsible person shall bear relevant legal responsibilities.

10.3 Amendment

If Party A believes Party B’s conduct can lead to the cancellation of the Franchise, Party A shall inform Party B in written forms, and shall offer Party B a Cure Period of 90 days since the day of the written notice.

Party B shall correct mistakes or eliminate obstacles within the Cure Period, or raise an objection to Party A’s inform. Party A shall investigate the situation within 30 days after it receives the objection, and decide whether to cancel the Franchise.

Chapter 11 Force Majeure

11.1 Exemption from liability

Should any Party be prevented from performing its complete or partial obligations under this agreement due to the occurrence of any event of Force Majeure, such party can suspend its obligations under this Agreement (excluding obligations occurred before the Force Majure events that should be but has not yet been met.)

If Party A or Party B suspends its obligations based on the previous term, it must resume its obligations as soon as possible once the event of Force Majeure ends.

11.2 Limited exemption from liability

The following occurrences shall not be regarded as Force Majeure events:

(1)	equipment failure or damage due to normal attrition, inappropriate maintenance or insufficient inventory of component parts.

(2)	any conduct, event or situation that only leads to non-economy when implementing this Agreement.

11.3 Obligations of the Party Claiming Force Majeure

The Party claiming Force Majeure shall promptly inform the other party in writing once it knows about the Force Majeure event, stating details of such event, the possible impact on the Party’s implementation of its contractual obligations and its predicted period, as well as any other information the other party may reasonably request for. In the event of Force Majeure, each Party shall bear its own expenses and costs incurred by Force Majeure.

The Party claiming Force Majeure shall, in all times, use all reasonable endeavours to avoid or minimize the consequences of such Force Majeure.

Chapter 12 Settlement of Disputes

12.1 Consultation

In the event of any dispute, controversy or claim arising out of or under or relating to this Agreement, or about the interpretation of the terms in this Agreement(including the existence, validity or termination hereof) or arising from the implementation of this Agreement, the Parties shall attempt in the first instance to resolve such dispute through friendly consultations.

12.2 Arbitration or Litigation

In the event such dispute is not resolved through consultations according to 12.1, the dispute can be submit for arbitration before the China International Economic and Trade Arbitration Commission ("CIETAC").

Chapter 13 Miscellaneous Provisions

13.1 Signing of the Agreement

This Agreement shall be signed when representatives of both Party A and Party B have been duly authorized to sign it, and the internal approval procedure of this Agreement has been completed both at Party A and Party B.

13.2 Commencement of this Agreement

This Agreement commences on the date when it is signed and sealed by representatives of both Parties. Supplemental agreements and Appendix are part of this Agreement. Such supplemental agreements and Appendix shall have the same force and effect as this Agreement.

13.3 Amendment to the Agreement

During the effective period of this Agreement, if this Agreement or part of this Agreement can not be performed due to changes in applicable laws and regulations or relevant policies, amendment or supplemental agreements can be made to this Agreement through consultation between the two Parties.

13.4 Severability

If any of the provisions of this Agreement is, or is determined to be illegal, invalid or unenforceable by any arbitration tribunal or court with jurisdiction, the validity and enforceability of other provisions shall not be affected.

13.5 Continuing Validity

Provisions of dispute settlement and provisions agreed to remain valid under this Agreement after it terminates, shall survive the termination of this Agreement.

Chapter 14 Applicable Law

14.1 This Agreement and its Appendix are executed in the Chinese language in 6 originals. Each Party holds 3 originals. All Appendix shall have the same force and effect as this Agreement.

14.2 This Agreement shall be governed and interpreted by the laws of the People's Republic of China.

Chapter 15 Appendix

Appendix 1	Authorization Letter signed by Party A

Appendix 2	Authorization Letter signed by Party B

Appendix 3	Map of Regional Scope of Franchise Rights

Appendix 4	Approval Documents of Project and Enterprise

(the Planning Permit on Land for Construction Use, Land Use Certificate, Initial Design Approval, the Planning Permit on Construction Works, Foreign Designer Qualification Review and Design Contract, Approval of Design Contracting, Foreign Construction Contractor Qualification Approval and Qualification Certificate, Construction Contract Archive, the Working Permit on Construction Works, Acceptance of Environmental Protection Facilities, Acceptance of Construction Completion, Health license, Acceptance of Land Reclamation, Registration of Property Right for Pipe Gas Facilities and registration of other rights, Company Registration and Business License, Tax Registration, Financial Registration, Registration with Statistics Department, Customs Registration Archive, Labor Management Matters, Approval and Registration for Project Financing, etc.)

(Note: adjusted to specific projects by the Parties)

Appendix 5	Technical Regulations and Requirements

Appendix 6	Facility Maintenance Plan

Appendix 7	Insurance

(Note: include but not limited to proper insurance provided and maintained for gas facility safety, public responsibility safety and user safety.)

Appendix 8	Engineering Technology Plan

Appendix 9	Quality Standards of Pipe Gas and Service Standards of Gas Supply

Appendix 10	Safety Management Standards

IN WITNESS WHEREOF, this Agreement is signed by duly authorized representatives of both Party A and Party B on this day of June 6, 2006.

Party A: Construction Bureau of Zaoqiang Country
Sealed

Representative:
Signed

Party B: Beijing Zhong Ran Wei Ye Gas Co., Ltd.
Sealed

Representative:
Signed